Dechert LLP

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www.dechert.com

March 27, 2009

American High-Income Trust
333 South Hope Street
Los Angeles, California 90071

Re:	Securities Act Registration No. 033-17917

Investment Company Act File No. 811-05364

Ladies and Gentlemen:

We have acted as counsel to American High-Income Trust (the “Fund”), a Massachusetts business trust, in connection with Post-Effective Amendment No. 32 to the Registration Statement of the Fund (the “Registration Statement”) under the Securities Act of 1933, and we have a general familiarity with the Fund’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Fund in connection with its registration of the Class R-6 shares (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various organizational records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Our opinion below, as it relates to the non-assessability of the Shares, is qualified to the extent that under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund.  However, the Declaration of Trust disclaims shareholder liability for acts, omissions, obligations and affairs of the Fund and permits that notice of such disclaimer be given in each written obligation, contract, instrument, certificate, share, or other security of the Fund or undertaking made or issued by the Trustees.  The Declaration of Trust also provides for indemnification out of Trust property against all claims and liabilities of any shareholder held personally liable by reason of his being or having been a shareholder.

On the basis of the foregoing, it is our opinion that the Shares registered pursuant to the Registration Statement will, when sold and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Fund.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP